Exhibit 99.1

cbdMD, Inc. Announces Notification of Noncompliance with Additional NYSE American Continued Listing Standards

Charlotte, North Carolina, June 7, 2024 - cbdMD, Inc. (NYSE American: YCBD and YCBD-PA) ,one of the nation's leading and most highly trusted and recognized CBD companies, and operator of the leading CBD brands cbdMD and Paw CBD, along with its new functional mushroom brand ATRx Labs, today announced that it received a notice (the “Notice”) from the NYSE American LLC (the “NYSE American”) dated June 5, 2024, notifying the Company that it is no longer in compliance with NYSE American continued listing standards. Specifically, the letter states that the Company is not in compliance with the continued listing standard set forth in Section 1003(a)(ii) of the NYSE American Company Guide (the “Company Guide”). Section 1003(a)(ii) requires a listed company to have stockholders’ equity of $4 million or more if the listed company has reported losses from continuing operations and/or net losses in three of its four most recent fiscal year. The Company reported stockholders’ equity of $3.1 million as of March 31, 2024, and losses from continuing operations and/or net losses in three of its four most recent fiscal years ended September 30, 2023. The Notice further provides that the Company must submit a plan of compliance (the “Plan”) by July 5, 2024 addressing how it intends to regain compliance with the continued listing standards by December 5, 2025.

The Notice has no immediate impact on the listing of the Company’s shares of common stock (the “Common Stock”) or Series A Preferred Stock (the “Preferred Stock”), which will continue to be listed and traded on the NYSE American during the Plan period, subject to the Company’s compliance with the other listing requirements of the NYSE American. The Common Stock and Preferred Stock will continue to trade under the symbol “YCBD” and “YCBD-PA”, respectively, but will have an added designation of “BC” to indicate the status of the Common Stock and Preferred Stock as “below compliance”. The Notice does not affect the Company's ongoing business operations or its reporting requirements with the Securities and Exchange Commission.

The Company has begun to prepare its Plan for submission to the NYSE American by the July 5, 2024 deadline.  If the NYSE American accepts the Plan, the Company will be able to continue its listing during the Plan period and will be subject to continued periodic review by the NYSE American staff. If the Plan is not submitted, or not accepted, or is accepted but the Company is not in compliance with the continued listing standards by December 5, 2025 or if the Company does not make progress consistent with the Plan during the Plan period, the Company will be subject to delisting procedures as set forth in the NYSE American Company Guide.

The Company is focused on achieving positive net income and has already announced significant cost reductions that will be in place by August 2024.  The Company is committed to undertaking a transaction or transactions in the future to achieve compliance with the NYSE American’s requirements, including but not limited to seeking shareholder approval to convert the Preferred Stock and its accrued dividend, a liability totaling $2.7 million on March 31, 2024.  Under certain Preferred Stock conversion proposals, the accrued dividend would move to equity and increase the Company’s stockholder equity.  However, there can be no assurance that the Company will be able to achieve compliance with the NYSE American’s continued listing standards within the required timeframe.

About cbdMD

cbdMD, Inc. is one of the leading and most highly trusted and most recognized Cannabidiol (CBD) brands with a comprehensive line of U.S. produced, THC-free1 CBD products, including NSF Certified for Sport® products, as well as a wide array of Full Spectrum products. Our cbdMD brand currently includes high-grade, premium CBD products including CBD tinctures, CBD gummies, CBD topicals, CBD capsules, CBD sleep aids, and a growing collection of Farm Act compliant Delta 9 products. Our Paw CBD brand of pet products includes veterinarian-formulated products including tinctures and chews in varying strengths, and our ATRx Labs brand of natural functional mushroom support. To learn more about cbdMD and our comprehensive line of U.S. grown, THC-free1 CBD oil and Full Spectrum products as well as our other brands, please visit www.cbdmd.com, www.pawcbd.com, or ATRxLabs.com, follow cbdMD on Instagram and Facebook, or visit one of the thousands of retailers nationwide that carry cbdMD's products.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including with regard to the Company ability to timely submit its Plan to the NYSE American, the acceptance of its Plan by the NYSE American and the Company's ability to regain compliance with the NYSE American's continued listing standards by December 5, 2025. These forward-looking statements are based on management's beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to those described in our Form 10-K and other filings with the U.S. Securities and Exchange Commission. All information set forth in this press release is as of the date hereof. You should consider these factors in evaluating the forward-looking statements included in this press release and not place undue reliance on such statements. We do not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by law.

1 THC-free is defined as below the level of detection using validated scientific analytical methods.

Contact Information:

cbdMD, Inc.

Ronan Kennedy, CEO & CFO

+1 (704) 445-3064

IR@cbdmd.com